Exhibit 99.1

                                   NEWS FROM:
                             ESKIMO PIE CORPORATION

901 Moorefield Park Drive                        Contact:  William T. Berry, Jr.
Richmond, Virginia  23236                             Telephone:  (804)-560-8490

                     FOR IMMEDIATE RELEASE: August 23, 1999

         Richmond, Virginia (NASDAQ NNM: EPIE) - Eskimo Pie Corporation announced today that it received on Friday, August 20, 1999, a written proposal from a private investor group (the "Offeror"), to purchase 100% of the outstanding capital stock of the Company for cash at a purchase price of $10.125 per share. The proposal contains a number of conditions to the consummation of a transaction, including satisfactory completion of due diligence, obtaining of necessary financing, negotiation and execution of a definitive agreement and consent of the Company's licensors to the continuation of their licenses. The Offeror stated in its proposal that David B. Kewer, the Company's President and Chief Executive Officer, has been invited to be a part of the Offeror's group and to work with it upon consummation of the proposed transaction. The Company had extensive discussions with the Offeror in connection with the Company's previously disclosed exploration of strategic alternatives earlier in the year. However, this is the first time that the Offeror has submitted a formal proposal to the Company's Board of Directors.

         The Company also announced that it received a separate letter on Friday from its second largest shareholder, Peak Management, Inc., which owns approximately 10.7% of the Company's outstanding Common Stock, indicating its support for the Offeror's proposal.

         The Company's Board of Directors has formed a Special Committee composed exclusively of non-employee directors to consider the proposal and to explore other strategic alternatives for maximizing shareholder value. The Special Committee has retained financial and legal advisors to assist in this process. The Special Committee and its advisors are evaluating the proposal following discussions over the weekend between the Special Committee's financial advisors and representatives of the Offeror. The Company reiterated that the Board of Directors remains open to considering all viable strategic alternatives for maximizing shareholder value.

         Eskimo Pie Corporation, headquartered in Richmond, Virginia, created the frozen novelty industry in 1921 with the invention of the Eskimo Pie ice cream bar. Today, the Company markets a broad range of frozen novelties, ice cream and sorbet products under the Eskimo Pie, Real Fruit, Welch's, Weight Watchers Smart Ones, SnackWell's and OREO brand names. These nationally branded products are generally manufactured by a select group of licensed dairies who purchase the necessary flavors ingredients and packaging directly from the Company. Eskimo Pie Corporation also manufactures soft serve yogurt and premium ice cream products for sale to the commercial foodservice industry. The Company also sells a full line of quality flavors and ingredients for use in private label dairy products in addition to the brands it licenses.